EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 14, 2013, with respect to the consolidated financial statements, and internal control over financial reporting included in the Annual Report of Rubicon Technology, Inc. on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Rubicon Technology, Inc. on Form S-3 (File No. 333-167272, effective June 4, 2010), on Form S-3MEF (File No. 333-167535, effective June 16, 2010), and on Forms S-8 (File No. 333-147552, effective November 20, 2007 and File No. 333-180211, effective March 19, 2012).

/s/ GRANT THORNTON LLP

Chicago, Illinois
March 14, 2013